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                                                                    EXHIBIT 99.1

[Global Power Equipment Group
Inc. Logo]


                          Global Power Equipment Group
                       Appoints PricewaterhouseCoopers LLP
                            As Independent Accountant

TULSA, Oklahoma, April 9, 2002 -Global Power Equipment Group Inc. (NYSE: GEG) today announced that its audit committee and board of directors have selected PricewaterhouseCoopers LLP as its independent accountant for 2002.

PricewaterhouseCoopers LLP will replace Arthur Andersen LLP as the independent auditor for the company.

The decision to select PricewaterhouseCoopers LLP as the Company's independent accountant was in-large part based upon their experience within the power generation sector. The action was not the result of any disagreement between the company and Arthur Andersen on any matter of accounting principles, practices or financial disclosure. Arthur Andersen has provided quality service and demonstrated a high level of professionalism.

About Global Power Equipment Group

Oklahoma based Global Power Equipment Group Inc. (NYSE: GEG) is a leading design, engineering and fabricator of equipment for gas turbine power plants. The Company markets its products under the Deltak, Braden, and Consolidated Fabricators brands and also offers value-added services including engineering, retrofit and upgrade, and maintenance and repair. Global Power Equipment Group's equipment is installed in power plants in more than 30 countries on six continents, giving it what it believes to be one of the largest installed bases of equipment for gas-fired turbine power plants. Additional information about Global Power Equipment Group may be found at www.globalpower.com.

Company Contact:
----------------
Bob Zwerneman
Director of Investor Relations
(918) 274-2398